                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.  20549


                                  SCHEDULE 13G


            INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                  UNDER THE SECURITIES AND EXCHANGE ACT OF 1934
                               (Amendment No. 2 )*
                                             ---


                               Redwood Trust, Inc.
  ----------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
  ----------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    758075402
  ----------------------------------------------------------------------------
                                 (CUSIP Number)


-----------------------
* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                        (Continued on following page(s))
                                Page 1 of 8 Pages


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CUSIP No. 758075402                   13G                 Page  2  of  8  Pages
          ---------                                            ---    ---

-------------------------------------------------------------------------------
 (1) Name of Reporting Persons.  S.S. or I.R.S. Identification No. of Above
     Person

     The TCW Group, Inc.
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization

     Nevada Corporation
-------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting
 Beneficially                       Power              194,400
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting
 Person With                        Power              -0-
                             --------------------------------------------------
                              (7) Sole Dispositive
                                    Power              194,400
                             --------------------------------------------------
                              (8) Shared Dispositive
                                    Power              -0-
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
                                                       194,400
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*
     / /
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     1.5% (see response to Item 4)
-------------------------------------------------------------------------------
(12) Type of Reporting Person*
     HC/CO
-------------------------------------------------------------------------------


                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 758075402                   13G                 Page  3  of  8  Pages
          ---------                                            ---    ---

-------------------------------------------------------------------------------
 (1) Name of Reporting Persons.  S.S. or I.R.S. Identification No. of Above
     Person

     Robert Day
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
     United States Citizen
-------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting
 Beneficially                       Power              534,400
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting
 Person With                        Power              -0-
                             --------------------------------------------------
                              (7) Sole Dispositive
                                    Power              534,400
                             --------------------------------------------------
                              (8) Shared Dispositive
                                    Power              -0-
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
                                                       534,400
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*
     / /
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     4.1% (see response to Item 4)
-------------------------------------------------------------------------------
(12) Type of Reporting Person*7
     HC/IN
-------------------------------------------------------------------------------


                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

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                                                               Page 4 of 8 Pages

Item 1(a).     Name of Issuer:

               Redwood Trust, Inc.

Item 1(b).     Address of Issuer's Principal Executive Offices:

               591 Redwood Highway
               Suite 3100
               Mill Valley, CA 94941

Item 2(a).     Name of Persons Filing:
Item 2(b).     Address of Principal Business Office:
Item 2(c).     Citizenship:

               The TCW Group, Inc.
               865 South Figueroa Street
               Los Angeles, CA 90017
               (Nevada Corporation)

               Robert Day
               200 Park Avenue, Suite 2200
               New York, New York 10166
               (United States Citizen)

Item 2(d).     Title of Class of Securities:

               Common Stock

Item 2(e).     CUSIP Number:

               758075402

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                                                               Page 5 of 8 Pages


Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

     (a)       [ ]  Broker or Dealer registered under Section 15 of the Act:

                         Not applicable

     (b)       [ ]  Bank as defined in Section 3(a)(6) of the Act:

                         Not applicable

     (c)       [ ]  Insurance Company as defined in Section 3(a)(19) of the Act:

                         Not applicable

     (d)       [ ]  Investment Company registered under Section 8 of the
                    Investment Company Act:

                         Not applicable

     (e)       [ ]  Investment Adviser registered under Section 203 of the
                    Investment Advisers Act of 1940:

                         Not applicable

     (f)       [ ]  Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund (SEE 13d-1(b)(1)(ii)(F)):

                         Not applicable

     (g)       [X]  Parent Holding Company, in accordance with Rule
                    13d-1(b)(ii)(G) (SEE Item 7):

                         The TCW Group, Inc.
                         Robert Day (individual who may be deemed to control The
                              TCW Group, Inc. and other holders of the Common Stock of the issuer)

     (h)       [ ]  Group, in accordance with Rule 13d-1(b)(1)(ii)(H):

                         Not applicable.

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                                                               Page 6 of 8 Pages

Item 4.        Ownership **

     THE TCW GROUP, INC.

               (a)  Amount beneficially owned: 194,400

               (b)  Percent of class: 1.5%

               (c)  Number of shares as to which such person has:

                    (i)   Sole power to vote or to direct the vote:
                              194,400

                    (ii)  Shared power to vote or to direct the vote:   none.

                    (iii) Sole power to dispose or direct the disposition of:
                    194,400

                    (iv) Shared power to dispose or to direct the disposition of: none.

     ROBERT DAY     ***

               (a)  Amount beneficially owned: 534,400

               (b)  Percent of class: 4.1%

               (c)  Number of shares as to which such person has:

                    (i)   Sole power to vote or to direct the vote:
                              534,400

                    (ii)  Shared power to vote or to direct the vote: none.

                    (iii) Sole power to dispose or direct the disposition of:
                    534,400


-------------------
** The filing of this Schedule 13G shall not be construed as an admission that the reporting person or any of its affiliates is, for the purposes of Section 13(d) or 13(g) of the Securities Exchange Act of 1934, the beneficial owner of any securities covered by this Schedule 13G. In addition, the filing of this
Schedule 13G shall not be construed as an admission that the reporting person or any of its affiliates is the beneficial owner of any securities covered by this
Schedule 13G for any other purposes than Section 13(d) of the Securities Exchange Act of 1934.

*** Shares reported for Robert Day include shares reported for The TCW Group,
Inc.

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                                                               Page 7 of 8 Pages


                    (iv) Shared power to dispose or to direct the disposition of: none.

Item 5.        Ownership of Five Percent or Less of a Class.

                    Applicable.

Item 6.        Ownership of More than Five Percent on Behalf of Another Person.

               Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

               SEE Exhibit A.

Item 8.        Identification and Classification of Members of the Group.

               Not applicable. SEE Exhibits A and B.

Item 9.        Notice of Dissolution of Group.

               Not applicable.

Item 10.       Certification.

     Because this statement is filed pursuant to Rule 13d-1(b), the following certification is included:


     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

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                                                               Page 8 of 8 Pages

                                    SIGNATURE


               After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated this 7th day of August, 1997.


                                             The TCW Group, Inc.


                                             By:  /s/ Mohan V. Phansalkar
                                                  ___________________________
                                                  Mohan V. Phansalkar
                                                  Authorized Signatory



                                             Robert Day


                                             By:  /s/ Mohan V. Phansalkar
                                                  ___________________________
                                                  Mohan V. Phansalkar
                                                  Under Power of Attorney dated
                                                  January 30, 1996, on File with
                                                  Schedule 13G Amendment Number
                                                  1 for Matrix Service Co. dated
                                                  January 30, 1996.